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Exhibit 10.1

FOREST OIL CORPORATION
PENSION TRUST AGREEMENT

        THIS AGREEMENT made and entered into effective as of the first day of January, 2002, by and between FOREST OIL CORPORATION, a corporation duly organized and existing under the laws of the State of New York (hereinafter sometimes called "Forest") as First Party, and Forest D. Dorn, David H. Keyte, Joan C. Sonnen, and Newton W. Wilson, III or their successors (hereinafter referred to as "Trustees") as Second Parties,

W I T N E S S E T H    T H A T:

        WHEREAS, Forest and certain subsidiary corporations of Forest have heretofore entered into an agreement with the Trustees, or their predecessors, denominated the "Forest Oil Corporation Pension Trust Agreement," and said Trust Agreement was most recently amended and restated effective as of June 1, 1989, and said amendment and restatement of said Trust Agreement was amended by the First Amendment thereto effective as of July 10, 1990, the Second Amendment thereto effective as of May 31, 1991, the Third Amendment thereto effective as of October 1, 1992, the Fourth Amendment thereto dated August 10, 1994 the Fifth Amendment thereto dated December 29, 1997, and the Sixth Amendment thereto dated November 5, 2001; and

        WHEREAS, Forest desires to amend and restate said Trust Agreement and the plan embodied therein, as amended (the "Plan"), in several respects, intending thereby to provide an uninterrupted and continuing program of benefits; and

        WHEREAS, Forest desires that such amendment and restatement of said Trust Agreement and the Plan reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"), and such amendments are intended as good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and guidance issued thereunder; and

        WHEREAS, Forest also desires to amend said Trust Agreement and the Plan to incorporate certain new claims procedures rules based upon regulations issued by the Department of Labor;

        NOW, THEREFORE, the parties hereto mutually covenant and agree that said Trust Agreement and the Plan are hereby restated in their entirety as follows with no interruption in time, effective as of January 1, 2002, except as otherwise indicated herein:

ARTICLE I

DEFINITIONS

        1.01 "Accumulated Contributions" shall mean the sum of (i) a Participant's contributions hereunder prior to June 1, 1981 (calculated, as respect to contributions made on or before May 31, 1976, in accordance with the Plan as in force at that date), plus (ii) interest thereon through May 31, 1988 calculated in accordance with the Plan as in force at that date and (iii) for periods beginning on or after June 1, 1988, interest on the total of (i) and (ii) compounded annually at the rate prescribed by the Secretary of the Treasury pursuant to Section 411(c)(2)(C) of the Code from June 1, 1988 to the first day of the calendar month in which the Participant's employment is terminated under circumstances requiring payment of his Accumulated Contributions or a percentage thereof, as herein provided.

        1.02 "Age" shall mean age at nearest birthday.

        1.03 "Average Annual Earnings" shall mean, effective as of June 1, 1988, one-fifth (1/5) of the aggregate Compensation of a Participant for any period of 60 consecutive months of highest aggregate Compensation within the 15-year period preceding his termination of employment entitling him to a retirement benefit under Article III or to a vested benefit under Section 5.02. For the purpose of determining such Average Annual Earnings, the following rules shall apply:

          (a)  if an Employee's monthly rate of Compensation declines on account of a reduction in his work schedule imposed by the Employer, he shall be deemed to have continued to receive Compensation during the period of such reduction at the same monthly rate of Compensation that he was receiving for the month immediately preceding the first month during which such reduced work schedule applies; and

          (b)  if an Employee (whether part time or full time) receives Compensation for a period of less than a full month, his Compensation for that month shall be adjusted to reflect the amount of Compensation that he would have received (on a part time or full time basis, as appropriate) if he had worked throughout the entire month at the same rate of Compensation.

        Notwithstanding anything herein to the contrary, the Average Annual Earnings of each Participant shall become fixed as of May 31, 1991 and shall not be changed by reason of any subsequent events.

        1.04 "Beneficiary" shall mean any person entitled to receive any payment hereunder on the death of a Participant.

        1.05 "Board" shall mean the Board of Directors of Forest.

        1.06 "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.07 "Committee" shall mean the Forest Oil Corporation Employee Benefits Committee.

        1.08 "Compensation" shall mean the basic compensation paid to an Employee, including overtime pay paid for regularly scheduled hours, but excluding other overtime pay, and excluding bonuses and other extra compensation. In the case of commissions, the monthly rate of Compensation shall mean one twenty-fourth (1/24) of the commissions paid during the preceding 24 month period. For the purposes of this Section 1.08, amounts which a Participant in the Thrift Plan of Forest Oil Corporation, as amended, elects to have contributed to said plan as "Deferred Compensation Contributions" (as such term is defined in said plan) on his behalf shall be treated as basic compensation paid currently to such individual for the purpose of this Trust Agreement. Effective as of January 1, 2002, notwithstanding anything contained in this Section 1.08 to the contrary, the Compensation of any Participant taken into account for any Plan Year shall not exceed $200,000, as adjusted automatically to reflect any amendments to Section 401(a)(17) of the Code and applicable cost-of-living increases in effect under Section 401(a)(17) of the Code. The foregoing shall be applied by taking into account any proration of such limitations as may be required under Section 401(a)(17) of the Code and the regulations thereunder or otherwise by applicable law.

        In determining benefit accruals, if any, in Plan Years beginning after December 31, 2001, the annual Compensation limitation for determination periods beginning before January 1, 2002 shall be: $150,000 for any determination period beginning in 1996 or earlier; $160,000 for any determination period beginning in 1997, 1998, or 1999; and $170,000 for any determination period beginning in 2000 or 2001.

        Notwithstanding anything herein to the contrary, the Compensation paid to a Participant after May 31, 1991 shall not be taken into account for any purposes of the Plan.

        1.09 "Direct Rollover" shall mean a payment by the Plan to an Eligible Retirement Plan designated by a Distributee.

        1.10 "Distributee" shall mean each (a) Participant entitled to an Eligible Rollover Distribution, (b) Participant's surviving spouse with respect to the interest of such surviving spouse in an Eligible Rollover Distribution, and (c) former spouse of a Participant who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, with regard to the interest of such former spouse in an Eligible Rollover Distribution.

        1.11 "Eligible Retirement Plan" shall mean any of (A) an individual retirement account described in Section 408(a) of the Code, (B) an individual retirement annuity described in Section 408(b) of the Code, (C) an annuity plan described in Section 403(a) of the Code, (D) a qualified plan described in Section 401(a) of the Code, which, under its provisions does, and under applicable law may, accept a Distributee's Eligible Rollover Distribution, (E) an annuity contract described in Section 403(b) of the Code, and (F) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for the amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse or to a spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

        1.12 "Eligible Rollover Distribution" shall mean any distribution of all or any portion of the accrued benefit of a Distributee other than (a) a distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary or for a specified period of ten years or more, (b) a distribution to the extent such distribution is required under Section 401(a)(9) of the Code, (c) the portion of a distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities), and (d) any other distribution so designated by the Internal Revenue Service in revenue rulings, notices, and other guidance of general applicability. Notwithstanding the foregoing or any other provision of the Plan, effective with respect to distributions after December 31, 2001, for purposes of the direct rollover provisions in Section 10.15 of the Plan, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income; provided, however, that such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

        1.13 "Employee" shall mean any person in the employ of an Employer who is either a citizen or a resident of the United States or who receives earned income from an Employer from sources within the United States. "Leased Employee" shall mean any person who pursuant to an agreement between the Employer and any other person (the "Leasing Organization") has performed services for the Employer (or any related person determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year and such services are performed under primary direction or control by the Employer.

        Any Leased Employee shall be treated as an Employee of the Employer. Effective as of June 1, 1987, the preceding sentence shall not apply to any Leased Employee if Leased Employees do not constitute more than 20 percent of the Employer's work force (not including "highly compensated employees" within the meaning of Section 414(q) of the Code) and such Leased Employee is covered by a money purchase pension plan providing: (a) a nonintegrated employer contribution rate of at least 10 percent of compensation, (b) immediate participation, and (c) full and immediate vesting.

        1.14 "Employer" shall mean Forest or any corporation or business organization which as hereinafter provided shall, with the consent of the Committee, assume the obligations of this Trust with respect to its Employees, and any affiliated or subsidiary corporation of such an Employer which shall agree to become a party to this Trust.

        1.15 "Entry Date" shall mean June 1, 1952 and each anniversary thereof. For the purpose of determining the Normal Retirement Age of a Participant whose Years of Service prior to a Break in Service are disregarded in accordance with Section 1.30, the Participant's Entry Date shall be the date on which his participation in the Plan recommences following such Break in Service.

        1.16 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.17 "Forest Oil Corporation Pension Trust" or "Trust" shall mean this trust as amended from time to time.

        1.18 "Insurer" shall mean a legal reserve life insurance company licensed to do business in the Commonwealth of Pennsylvania which shall issue a policy or contract to the Committee under this Trust.

        1.19 "Normal Retirement Age" shall mean, effective as of June 1, 1988:

          (a)  for an Employee not over the age of sixty on the Entry Date when he becomes a Participant, the sixty-fifth birthday of the Employee; and

          (b)  for an Employee over the age of sixty on the Entry Date when he becomes a Participant, the fifth anniversary of such Entry Date.

        1.20 "Normal Retirement Date" shall mean, effective as of June 1, 1988, the date on which an Employee attains his Normal Retirement Age if such date is the first day of a calendar month, otherwise the first day of the calendar month next succeeding the Employee's attainment of his Normal Retirement Age.

        1.21 "Participant" shall mean an Employee who is participating in the Plan embodied herein, in accordance with the provisions of Article II hereof.

        The rights and benefits under the Plan embodied herein of an individual who participated in the Plan prior to June 1, 1989 but who does not perform at least one Hour of Service after May 31, 1989 shall be governed by the terms of the Plan as in force on May 31, 1989 except to the extent specifically provided herein.

        Each Employee who becomes a Participant hereunder shall be deemed to have accepted all the terms and conditions of this Trust Agreement. An Employee's active participation shall cease upon the termination of his Service.

        Notwithstanding anything herein to the contrary, no Employee who is not otherwise a Participant on May 31, 1991 shall become a Participant thereafter.

        1.22 "Plan Year" shall mean (a) the 12-month period ending on May 31 of each calendar year through and including May 31, 1994, (b) the period beginning on June 1, 1994 and ending on December 31, 1994, and (c) from and after January 1, 1995, the 12-month period ending on December 31 of each calendar year.

        1.23 "Qualified Joint and Survivor Annuity" shall mean a monthly annuity payable during the joint lives of a married Participant and such Participant's spouse, continuing for the life of the spouse if the spouse survives the Participant, in an amount equal to one-half (1/2) the amount payable during the joint lives of the Participant and spouse. A Qualified Joint and Survivor Annuity shall be payable in amounts such that the Qualified Joint and Survivor Annuity is the actuarial equivalent of the amount of pension payable for 10 years certain and continuously for the life of the Participant determined under Section 3.01. A Participant shall be entitled to elect not to take a Qualified Joint and Survivor Annuity as herein provided.

        An election not to take a Qualified Joint and Survivor Annuity shall not be effective unless the Participant's spouse (if any) shall consent thereto at the time the election is made in a writing that acknowledges the effect of such election and that is witnessed by a notary public or plan representative, unless it is established to the satisfaction of the Committee that such consent cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstance as the Secretary of the Treasury may by regulation prescribe.

        The Committee shall furnish certain information pertinent to the Sections 3.02, 3.03 and 5.02 election to each Participant no less than thirty days before the end of the election period described below (unless such thirty-day period is waived by an affirmative election in accordance with the Code and applicable Treasury regulations) and no more than ninety days before his pension payments commence. The furnished information shall be written in nontechnical language and shall include an explanation of (1) the terms and conditions of the standard form of benefit, (2) such Participant's right to make an election not to take his benefit in the standard form and the effect of such an election, (3) the rights of such Participant's eligible surviving spouse, if any, (4) the right to revoke any such election and the effect of such revocation, (5) a general description of the eligibility conditions and other material features of the alternative forms of benefit available, and (6) sufficient additional information to explain the relative values of such alternative forms of benefit. The period of time during which a Participant may make or revoke the election described in this Section shall be the ninety-day period ending on the later of the date such Participant's pension payments commence or the thirtieth day after the information required by this Paragraph has been furnished to the Participant; provided, however, that a Participant may affirmatively elect (with spousal consent if required) to waive the requirement that such information be provided at least thirty days before the end of the election period so long as the election period does not end, and the Participant's benefit hereunder does not commence, until at least eight days after the information required by this Paragraph has been furnished to the Participant. In the event of such waiver, the election period shall end on the later of the date of the waiver or the eighth day after the information required by this Paragraph has been furnished to the Participant, and payment of the Participant's benefit shall commence as soon as administratively feasible thereafter.

        If a Participant elects to receive a distribution of his Accumulated Contributions pursuant to Section 5.01, the explanation shall be provided to the Participant a reasonable time prior to the making of such election.

        1.24 A "Qualified Survivor Annuity" shall mean a life annuity payable to the surviving spouse of a Participant who dies prior to commencement of payment of his benefits. In the case of a Participant who had attained age 55 and had completed 15 Years of Service at the time of his death or had attained his Normal Retirement Date at such time, the amount so payable shall be equal to the annuity which would have been payable to the spouse under a Qualified Joint and Survivor Annuity if the Participant had retired with an immediate annuity on the day before the day of his death and the annuity shall commence to be paid to the surviving spouse of the Participant as of the month in which the Participant's death occurs. In the case of a Participant who, at the time of his death, had completed 15 Years of Service but had not attained age 55, the amount so payable shall be actuarially equivalent to the annuity which would have been payable to the spouse under a Qualified Joint and Survivor Annuity if the Participant had separated from the service of all Employers on the date of his death, and the annuity shall commence to be paid to the spouse as of the month in which occurs the date on which the Participant would have attained age 55 had he survived to such date. In the case of a Participant who, at the time of his death, had attained his Vesting Date but had neither (i) attained age 55 and completed 15 Years of Service nor (ii) attained his Normal Retirement Date, the amount so payable shall be actuarially equivalent to the annuity which would have been payable to the spouse under a Qualified Joint and Survivor Annuity if the Participant had separated from the service of all Employers on the date of his death, and the annuity shall commence to be paid to the spouse as of the month in which occurs the date on which the Participant would have attained age 65 had he survived to such date.

        A Participant shall be entitled to elect to waive the Qualified Survivor Annuity by an effective written election filed with the Committee within the period beginning on the earlier of the first day of the Plan Year in which the Participant attains age 35 or the date on which he terminates employment with all Employers, and ending on the date of the Participant's death. An election to waive the Qualified Survivor Annuity shall not be effective unless the Participant's spouse (if any) shall consent thereto at the time the election is made in a writing that acknowledges the effect of such election and that is witnessed by a notary public or plan representative.

        A written explanation regarding the Qualified Survivor Annuity and the right of the Participant, with the consent of his spouse (if any) to waive the same comparable to the written explanation required to be supplied with respect to the Qualified Joint and Survivor Annuity shall be provided to each Participant within the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending on the last day of the Plan Year in which the Participant attains age 35, except that (i) if the Participant becomes a Participant after the close of the above-indicated period, the explanation shall be provided to the Participant at the time he becomes a Participant, and (ii) if the Participant terminates employment with all Employers prior to the beginning of the above-indicated period, the explanation shall be provided to the Participant at the time he terminates employment.

        1.25 "Service" shall mean each period of time for which an Employee is directly or indirectly paid or entitled to payment for performance of duties (or for other reasons such as paid vacation or holidays and paid sickness and disability leaves) by an Employer or a company which, together with an Employer, is considered to be a single employer under Section 414(b), (c), (m) or (o) of the Code. The term "Service" includes any period of time for which back pay has been awarded or agreed to. "Service" shall be calculated and credited in the manner prescribed in Department of Labor Regulations Section 2530.200b-2. Periods of Service shall be determined from records maintained by the Employer concerned. Where Employer records do not and are not required by law to reflect hours worked, it shall be assumed for the purposes of determining an Employee's Service under the Plan that each such Employee for any relevant period worked 10 hours for each day for which he or she was paid or entitled to payment by an Employer for performance of services on that day.

        In the case of each individual who is absent from work for any period which begins on or after June 1, 1985—

          (i)    by reason of the pregnancy of the individual,

          (ii)  by reason of the birth of a child of the individual,

          (iii)  by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

          (iv)  for purposes of caring for such child for a period beginning immediately following such birth or placement,

the following hours shall be treated (a) as precluding an "absence from Service" in determining an Employee's Years of Vesting Service, but only for the first twelve month period of such absence, and (b) as Hours of Service, but only for purposes of determining whether a Break in Service (as defined in Section 1.30) has been incurred:

          (i)    the Hours of Service which otherwise would normally have been credited to such individual but for such absence, or

          (ii)  in any case in which the Employer is unable to determine the hours described in clause (i), 8 Hours of Service per day of such absence,

except that the total number of hours treated as Hours of Service under this subparagraph by reason of any such pregnancy or placement shall not exceed 501 hours.

        Such hours shall be treated as Hours of Service—

          (i)    only in the applicable twelve-month period in which the absence from work begins, if a Participant would be prevented from incurring a Break in Service in such period solely because the period of absence is treated as Hours of Service; or

          (ii)  in any other case, in the immediately following twelve-month period.

        No credit will be given pursuant to this subparagraph unless the individual furnishes to the Employer such timely information as the Employer may reasonably require to establish—

          (i)    that the absence from work is for reasons referred to above in this subparagraph, and

          (ii)  the number of days for which there was such an absence.

        1.26 "Superseded Plan" shall mean the pension plan embodied in this Trust Agreement as in force prior to its amendment effective June 1, 1958.

        1.27 "Vesting Date" shall mean, for each Participant, the date on which he completes five Years of Vesting Service or, if he has not completed five Years of Vesting Service, the date on which he attains his Normal Retirement Age.

        1.28 "Years of Actual Plan Participation" shall mean, effective as of June 1, 1990, the number of months of actual participation by an Employee in this Plan or the Superseded Plan up to the later of his Normal Retirement Date or his date of actual retirement. For this purpose, a partial month of participation shall be treated as a full month. In addition, in the case of an Employee (other than an Employee who was ineligible to join the Plan prior to June 1, 1969 by reason of being a stockholder in an Employer at such time) who became eligible to participate prior to June 1, 1981 and who participated for the entire period prior to June 1, 1981 for which he was eligible to do so, his period of Service prior to his first becoming a Participant and after June 1, 1952 shall be deemed to be a period of actual participation in the Plan for the purposes of this Section 1.28.

        Notwithstanding anything herein to the contrary, the Years of Actual Plan Participation of each Participant shall become fixed as of May 31, 1991 and shall not be changed by reason of any subsequent events.

        1.29 "Years of Possible Plan Participation" shall mean, effective as of June 1, 1990, the number of months of participation in this Plan or the Superseded Plan that an Employee would have completed if he had participated in this Plan or the Superseded Plan for the entire period that he was eligible to do so and his Service and participation had continued to his Normal Retirement Date. For this purpose, a partial month of participation shall be treated as a full month. In addition, for the purposes of this Section 1.29, the following periods shall be considered periods of possible Plan participation:

          (i)    in the case of an Employee who became eligible to participate prior to June 1, 1981 but who did not participate at any time prior to June 1, 1981, his period of Service prior to his first becoming a Participant and after June 1, 1952 shall be considered a period of possible Plan participation;

          (ii)  In the case of an Employee (other than an Employee who was ineligible to join the Plan prior to June 1, 1969 by reason of being a stockholder in an Employer) who became eligible to participate prior to June 1, 1981 and who participated for the entire period prior to June 1, 1981 for which he was eligible to do so, his period of Service prior to his first becoming a Participant and after June 1, 1952 shall be considered a period of possible Plan participation;

          (iii)  in the case of an Employee who was ineligible to join the Plan prior to June 1, 1969 by reason of being a stockholder in an Employer, the period during which he was ineligible to join the Plan solely by reason of being a stockholder of an Employer shall be considered a period of possible Plan participation; and

          (iv)  effective as of June 1, 1988, in the case of an Employee who continues in the Service of an Employer after attaining his Normal Retirement Date, the period of his participation following his Normal Retirement Date to his date of actual retirement shall be considered a period of possible Plan participation.

        Notwithstanding anything herein to the contrary, the Years of Possible Plan Participation of each Participant shall become fixed as of May 31, 1991 and shall not be changed by reason of any subsequent events.

        1.30 "Years of Service" and "Years of Vesting Service" shall mean the aggregate number of years of Service determined under the rules hereinafter set forth.

        A "Year of Service" shall be credited for each twelve-month period commencing with the first day on which an Employee performs an Hour of Service for an Employer or an anniversary thereof during which he performs one or more Hours of Service for an Employer. To be credited with a Year of Service, an Employee need not be an Employee at the beginning or end of the twelve-month period nor throughout the twelve-month period.

        A "Year of Vesting Service" shall be credited for each 365 days of Service, whether or not consecutive, commencing with the first day on which an Employee performs an Hour of Service for an Employer and ending on the earlier of (i) the date on which the Employee quits, retires, is discharged or dies, or (ii) the first anniversary of the date on which the Employee commences an absence from Service with the Employer for any reason other than quit, retirement, discharge or death (hereafter referred to as his "Severance from Service Date"). In determining an Employee's Years of Vesting Service:

          (a)  if the Employee severs from Service by reason of a quit, discharge or retirement and he then performs an Hour of Service within twelve months of his Severance from Service Date, Service also shall be credited for such intervening period of absence; and

          (b)  if the Employee severs from Service by reason of a quit, discharge or retirement during an absence from Service of twelve months or less for any reason other than quit, discharge or retirement, and he then performs an Hour of Service within twelve months of the date on which his initial absence from Service commenced, Service also shall be credited for such intervening period of absence.

        In the event an Employee has a Break in Service (as defined hereunder), his Years of Service shall be determined on the basis of the same twelve-month period as was utilized prior to the Break in Service unless all of his Service preceding the Break in Service is disregarded or excluded under the exclusionary and Break in Service rules hereafter stated in this Section 1.30. If all of an Employee's Service preceding the Break in Service is disregarded or excluded, he shall be treated as a new Employee and his date of rehire shall be treated as his earliest date of hire for all Plan purposes.

        In computing Years of Service and Years of Vesting Service, any year or years of Service prior to June 1, 1976, to the extent such Service was not counted as continuous service as an Employee under the Plan rules in effect on May 31, 1976, shall be excluded.

        For any Participant who has or has had a Break in Service, Service prior to any Break in Service shall be excluded in computing Years of Service and Years of Vesting Service unless the Employee completes at least one Year of Service following the Break in Service and either:

          (a)  the Employee was entitled to a vested benefit derived from contributions by an Employer at the commencement of such Break in Service; or

          (b)  the number of his consecutive Breaks in Service is less than the greater of (i) his Years of Service or Years of Vesting Service, as applicable, credited prior to such Break in Service or (ii) five, except that the foregoing clause (ii) shall not apply if the Employee had, as of May 31, 1985, incurred a Break in Service and the number of consecutive Breaks in Service equaled or exceeded his Years of Service or Years of Vesting Service, as applicable, credited prior to such Break in Service.

        For purposes of this Section 1.30, a "Break in Service" shall mean each twelve-month period ending on the day preceding the anniversary of an Employee's date of hire during which the Employee does not have at least one Hour of Service. A Year of Service or Year of Vesting Service which has been forfeited under the foregoing rules as a result of a prior Break in Service shall not be reinstated.

        Absence due to military service shall not be considered as a Break in Service, providing the Employee returns to employment with an Employer within the period provided in the Selective Service Act, as amended, during which the Employer is required to reemploy the Employee.

        Although the Employers do not normally make a practice of granting "leaves of absence," in rare cases, as for example in cases of prolonged illness, an Employer may at its own discretion grant an Employee a "leave of absence." In such cases, the Employer shall have the sole power to decide:

          (1)  the duration of such "leave of absence";

          (2)  whether, and to what extent, any salary would be continued during the period of leave;

          (3)  whether, and to what extent, the Employee would be credited with Service for the period of such "leave of absence" for the purpose of determining his benefits under the plan;

          (4)  whether, and to what extent, the Employee would be deemed, for the purposes of the plan, to have received Compensation during the "leave of absence," provided, however, that an Employee shall not be deemed to have received Compensation in excess of his rate of Compensation immediately prior to such "leave of absence"; and

          (5)  such other questions as might occur in relation to such "leave of absence" from the standpoint of the Plan.

        The Employer shall exercise the foregoing powers in a uniform and nondiscriminatory manner.

        Absence during such a leave shall not be considered as a Break in Service.

ARTICLE II

ELIGIBILITY

        2.01 Each Employee who on May 31, 1989 is a Participant in the Plan as in effect on that date shall on June 1, 1989 continue to be a Participant in the Plan embodied herein if he is an Employee on June 1, 1989. Each Employee in the Service of an Employer on June 1, 1989 who is not a Participant on that date pursuant to the preceding sentence shall become a Participant in the Plan on June 1, 1989 if he either: (i) has performed or is reasonably expected to perform 1,000 or more Hours of Service during his Year of Service which includes such June 1 or (ii) has performed 1,000 or more Hours of Service during any prior Year of Service. Each Employee in the Service of an Employer on June 1, 1989 who is not a Participant pursuant to either of the two preceding sentences shall become a Participant on the June 1 falling within the first Year of Service during which he performs 1,000 or more Hours of Service, provided that he is an Employee on such June 1.

        Each Employee hired after June 1, 1989 shall become a Participant in the Plan in accordance with the following rules:

          (a)  If he is an Employee on the June 1 coinciding with or next following his date of hire and has performed or is reasonably expected to perform 1,000 or more Hours of Service during the twelve month period commencing on his date of hire, he shall become a Participant on the June 1 coinciding with or next following his date of hire; or

          (b)  If subsection (a) above does not apply, he shall become a Participant on the June 1 falling within the first Year of Service during which he performs 1,000 or more Hours of Service, provided that he is an Employee on such June 1.

        Notwithstanding the foregoing provisions of this Section 2.01, an individual who is a Leased Employee shall not be eligible to participate in the Plan unless and until such individual is an Employee of an Employer (determined without regard to the second paragraph of Section 1.13).

        Notwithstanding anything herein to the contrary, no Employee who is not otherwise a Participant on May 31, 1991 shall become a Participant thereafter.

        2.02 Upon becoming a Participant, an Employee must agree to make available to the Committee any information required in connection with the operation of the Plan embodied herein.

ARTICLE III

PENSION BENEFITS

        3.01 Each Participant shall to the extent vested therein be entitled to receive a pension benefit equal to his accrued benefit determined as of the date his employment with all Employers terminates and commencing on the later of his Normal Retirement Date or the date of his actual retirement (subject to Section 3.08). The accrued benefit of each Participant at any time up to and including his Normal Retirement Date (or later retirement date, if applicable) shall be determined as follows:

          (a)  The amount of monthly pension payable if the Participant continues to be a Participant until his Normal Retirement Date (or later retirement date, if applicable) and then retires ("the tentative total benefit") shall be computed. Such amount shall be the sum of:

            (i)    1/12 of twenty-four percent (24%) of his Average Annual Earnings; plus

            (ii)  1/12 of an amount equal to one and five one-hundredths percent (1.05%) of his Average Annual Earnings for each credited Year of Service up to twenty (20) which the Participant will have completed by his Normal Retirement Date (or later retirement date, if applicable) if he continues in the Service of the Employers until his Normal Retirement Date (or later retirement date, if applicable); plus

            (iii)  1/12 of an amount equal to one-half of one percent (.5%) of his Average Annual Earnings for each credited Year of Service in excess of twenty (20) which the Participant will have completed by his Normal Retirement Date (or later retirement date, if applicable) if he continues in the Service of the Employers until his Normal Retirement Date (or later retirement date, if applicable).

          (b)  The accrued benefit of a Participant shall be his tentative total benefit multiplied by a fraction (i) the numerator of which is his Years of Actual Plan Participation at the date as of which his accrued benefit is determined and (ii) the denominator of which is his Years of Possible Plan Participation at such date; provided, however, that in the case of a Participant who continues in the Service of an Employer after attaining his Normal Retirement Date, the foregoing fraction shall in no event be less than the fraction that would have been calculated on the Participant's Normal Retirement Date.

        The accrued benefit of any Participant who was a Participant in the Plan on December 31, 2001 shall not be less than that accrued to him on December 31, 2001 under the terms of the Plan as in effect on that date (but subject to reduction by reason of a withdrawal of Accumulated Contributions).

        The accrued benefit computed in accordance with this Section 3.01 is the amount of pension payable if the pension is, under applicable Plan provisions, to be paid for 10 years certain and continuously for the life of the Participant commencing at the Participant's Normal Retirement Date or later retirement date, if applicable (hereinafter sometimes referred to as the "normal form of benefit").

        Notwithstanding anything herein to the contrary, the accrued benefit under the Plan of each Participant as of May 31, 1991 shall become fixed on such date and shall not be changed thereafter except on account of a withdrawal or distribution of such benefit (or a death benefit based upon such benefit) pursuant to Article III, IV or V of the Plan.

        3.02 If the Participant is unmarried at the date pension payments commence, the monthly pension under the Plan shall be payable for 10 years certain and continuing for the life of the Participant unless the Participant has effectively elected to receive instead an optional form of benefit as permitted under Section 3.03. If the Participant is married at the date pension payments commence, the monthly pension under the plan shall be payable in the form of a Qualified Joint and Survivor Annuity which is the actuarial equivalent of the Participant's accrued benefit, determined in accordance with the factors set forth in Schedule A, unless the Participant has, with spousal consent, effectively elected in accordance with Section 1.23 either (i) that his pension shall be payable for 10 years certain and continuously for the life of the Participant or (ii) to receive instead an optional form of benefit as permitted under Section 3.03.

        3.03(a)Any optional form of benefit described in paragraph (b) may be elected by the Participant with any required spousal consent; provided, however, that any optional form of benefit chosen in lieu of the normal form of pension otherwise payable shall provide that the entire interest of the Participant shall be distributed over a period not exceeding one of the following:

            (1)  the life of the Participant or the lives of the Participant and his Beneficiary, or

            (2)  a period certain not longer than the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and his Beneficiary if, but only if, the benefits for the Participant himself have an actuarial value in excess of fifty percent (50%) of the value of the Participant's entire interest at his actual retirement date.

          (b)  The optional forms of benefit which may be elected under paragraph (a) are as follows:

            (1)  Joint and Survivor Annuity—a monthly annuity payable during the joint lives of a Participant and his designated Beneficiary, continuing for the life of the Beneficiary if the Beneficiary should survive the Participant, in an amount equal to 100%, 75%, 66 2/3%, or 50% of the amount payable during the joint lives of the Participant and Beneficiary.

            (2)  Single Life Annuity—a monthly annuity payable over the life of the Participant.

            (3)  Five-Year Certain and Life—a monthly annuity payable for 5 years certain and continuously for the life of the Participant.

        In determining the actuarial equivalency of a benefit payable under any optional form, the applicable conversion factor set forth in Schedule A shall be utilized.

        3.04 If a Participant's employment terminates before his Normal Retirement Date other than by reason of his death and after he has attained his 55th birthday and completed 15 or more Years of Service with the Employers, such termination of employment shall be treated as an "Early Retirement." Pension payments shall start (the "Pension Starting Date") at the election of the Participant and not later than 90 days following the making of such election. The amount of any such pension shall be determined pursuant to Section 3.01 and shall be reduced by 5/12ths of one percent for each month by which the Pension Starting Date precedes the first day of the month coinciding with or next following the Employee's 62nd birthday, and such reduction shall continue in effect throughout the entire period for which such pension is payable.

        3.05(a)A Special Basic Early Retirement Benefit (or other Plan benefit based thereon) shall be payable to a Special Early Retiree who qualifies therefor by reason of (i) his timely filing of a notification of his intention to retire as a Special Early Retiree as hereinafter provided; (ii) his timely meeting of the age and service requirements hereinafter described; and (iii) (a') termination of his employment for any reason other than his death or disability on his Special Early Retirement Date as hereinafter defined or (b') termination of his employment by reason of his death or disability on or after the date of the filing of such notification and prior to his Special Early Retirement Date as hereinafter defined, all in accordance with this Section 3.05.

          (b)  For the purposes of this Section 3.05:

            (1)  "Special Early Retiree" means a Participant who

              (i)    on the date of filing notification of his intention to retire as a Special Early Retiree is an active full-time employee of an Employing Company or is then receiving payments under the Forest Oil Corporation Long Term Disability Plan and a Participant in the Plan and is neither a director nor an officer of any Employing Company;

              (ii)  will on September 1, 1990, have attained age 50 and completed at least 10 Years of Vesting Service;

              (iii)  has notified his Employing Company in writing not earlier than July 24, 1990 and not later than August 24, 1990 of his irrevocable election to retire as a Special Early Retiree on the Special Early Retirement Date and to cease to perform any services as an employee of any Employing Company or any affiliate of an Employing Company on such date.

            (2)  "Special Early Retirement Date" means September 1, 1990.

            (3)  "Special Basic Early Retirement Benefit" means a benefit commencing on the Special Early Retirement Date equal to the basic Plan benefit which would have been accrued in respect of the Special Early Retiree on the Special Early Retirement Date if (A) for purposes of qualifying for immediate commencement of a pension hereunder, his age and his Years of Service were each five years greater than they in fact are on the Special Early Retirement Date, (B) for purposes of computing his tentative total benefit, the number of credited Years of Service that he will have completed by his Normal Retirement Date was greater by five then it in fact is on the Special Early Retirement Date, and (C) the number of his Years of Actual Plan Participation and Years of Possible Plan Participation were each greater by five than they in fact are on the Special Early Retirement Date. If on the Special Early Retirement Date a Special Early Retiree has not in fact attained age 57, his Special Basic Early Retirement Benefit shall be reduced by 5/12ths of one percent for each month by which the Special Early Retirement Date precedes the first day of the month coinciding with or next following the date on which the Special Early Retiree will attain age 57.

          (c)  In addition to the Special Basic Early Retirement Benefit described in this Section 3.05, a Special Early Retiree who is under age 62 on the Special Early Retirement Date shall receive a special monthly Social Security supplement commencing on the Special Early Retirement Date and ending with the last payment preceding the earlier of the death of the Special Early Retiree or the last day of the calendar month in which falls his 62nd birthday. This special supplement shall be payable only to the Special Early Retiree and only as a temporary life annuity payable monthly and shall not be subject to any of the options and elections applicable to other retirement benefits under the Plan.

        The annual amount of the Social Security supplement shall be equal to 50% of the Special Early Retiree's Estimated Primary Social Security Benefit payable commencing at age 62. For this purpose, "Estimated Primary Social Security Benefit" shall mean 80% of the annual benefit ("primary insurance amount") to which a Special Early Retiree would be entitled on an unreduced basis under the terms of the Social Security Act as in effect on the Special Early Retirement Date. Such Estimated Primary Social Security Benefit shall be computed as if the Special Early Retiree continued to receive until his attainment of age 62 compensation which is treated as wages for purposes of the Social Security Act at the rate he was receiving the same from the Employing Companies on the day preceding the Special Early Retirement Date.

        In determining the Estimated Primary Social Security Benefit of any Special Early Retiree, his earnings for all calendar years prior to the year in which falls the Special Early Retirement Date shall be determined by applying a salary scale, projected backwards, to his annual rate of earnings on the day preceding the Special Early Retirement Date with an earnings regression for each prior calendar year to 1951 determined on the basis of the actual change in average wages from year to year as determined by the Social Security Administration. If not later than August 31, 1991 a Special Early Retiree submits an actual Social Security wage history for years prior to the calendar year in which falls the Special Early Retirement Date, the Special Early Retiree's Estimated Primary Social Security Benefit shall be recomputed on the basis of such actual Social Security wage history. Once determined, a Special Early Retiree's Estimated Primary Social Security Benefit shall not be changed except to reflect such actual wage history or to correct manifest error.

        3.06 If an Employee of an Employer participating in this Plan becomes an employee of an employer participating in the Forest Oil of Canada, Ltd. Pension Plan (the "Forest Canada Plan") or an employee of Forest Oil of Canada, Ltd. ("Forest Canada") becomes an Employee of an Employer participating in this Plan, the following rules shall apply in determining the rights and benefits under this Plan of such an individual:

          (a)  Periods of employment with Forest Canada shall be treated as periods of employment with an Employer participating in this Plan (i) in determining whether the individual's employment with the Employers participating in this Plan has terminated, (ii) in calculating his Years of Service for the purpose of determining his eligibility for early retirement pursuant to Section 3.04, (iii) in calculating his Years of Vesting Service with the Employers for the purpose of determining his Vesting Date and his Years of Service for the purposes of determining his eligibility for early commencement of deferred vested benefits pursuant to Section 5.02 and (iv) in determining whether he has attained his Normal Retirement Age on the date his employment with either Forest or Forest Canada terminates (with his Normal Retirement Age being determined by treating as the Entry Date when he became a Participant the earlier of his Entry Date under this Plan or his entry date under the Forest Canada Plan).

          The date on which such an individual first performs an hour of service for Forest Canada or for an Employer participating in this Plan, whichever is earlier, shall be treated as the date on which he first performs an Hour of Service for an Employer participating in this Plan for purposes of his eligibility to participate in this Plan, but such an individual shall be eligible to participate in this Plan only while he is in the actual employ of an Employer participating in this Plan. If the employment of an employee of Forest Canada participating in the Forest Canada Plan terminates and employment with an Employer participating in this Plan commences, he shall be eligible to participate in this Plan immediately upon commencement of such employment.

          (b)  If such an individual was an employee of Forest Canada on the date that he was last employed by either an Employer participating in this Plan or Forest Canada prior to the date on which benefits with respect to his participation in this Plan commence to be paid, his benefits pursuant to Section 3.01 shall be computed on the basis of his Years of Service and Compensation with the Employers participating in this Plan and on the basis of his period of actual and possible participation in this Plan. For the purpose of this computation, years of service with Forest Canada shall be treated as Years of Possible Plan Participation, but not as Years of Actual Plan Participation, under this Plan.

          (c)  If such an individual was an Employee of an Employer participating in this Plan on the date that he was last employed by either an Employer participating in this Plan or Forest Canada prior to the date on which benefits with respect to his participation in this Plan commence to be paid, his benefits pursuant to Section 3.01 shall be determined (i) on the basis of his Years of Service and Compensation with both the Employers participating in this Plan and Forest Canada combined and (ii) on the basis of his period of actual and possible participation in both this Plan and the Forest Canada Plan combined, but his benefits under Section 3.01 as so determined shall be reduced by the U.S. dollar equivalent of any benefits payable under the Forest Canada Plan.

        3.07 Notwithstanding the foregoing provisions of this Article III, if at a Participant's termination of employment with all Employers, the present value [determined using the actuarial assumptions specified in Schedule A] of the Participant's pension is $5,000 or less, then a lump-sum payment equal to such present value shall be paid to the Participant, in lieu of any other benefit under the Plan, as soon as practicable following his termination of employment with all Employers.

        3.08 Unless the Participant otherwise elects, payment of benefits under this Plan shall begin not later than the 60th day after the close of the Plan Year in which occurs the latest of:

          (a)  the date on which the Participant attains his Normal Retirement Age;

          (b)  the 10th anniversary of the year in which the Participant commenced participation in the Plan; or

          (c)  termination of the Participant's employment with all Employers.

        Notwithstanding the foregoing, such payments shall be made in compliance with the provisions of Section 401(a)(9) of the Code and the applicable Treasury regulations thereunder and shall in no event begin later than:

          (i)    For Participants attaining age 70 before January 1, 1999, April 1 of the calendar year following the calendar year in which such Participant attains the age of 70 1/2;

          (ii)  For Participants attaining age 70 1/2 after December 31, 1998, April 1 of the calendar year following the later of (A) the calendar year in which such Participant attains the age of 70 1/2 or (B) the calendar year in which such Participant terminates his employment with all Employers (provided, however, that clause (B) of this sentence shall not apply in the case of a Participant who is a "five-percent owner" (as defined in Section 416 of the Code) with respect to the Plan Year ending in the calendar year in which such Participant attains the age of 70 1/2); and

          (iii)  In the case of a benefit payable pursuant to Article IV, (A) if payable to other than the Participant's spouse, the last day of the one-year period following the death of such Participant or (B) if payable to the Participant's spouse, after the date upon which such Participant would have attained the age of 70 1/2 unless such surviving spouse dies before payments commence, in which case the commencement of payments may not be deferred beyond the last day of the one-year period following the death of such surviving spouse.

        The preceding provisions of this Section 3.08 notwithstanding, a Participant may not elect to defer the receipt of his benefit hereunder to the extent that such deferral creates a death benefit that is more than incidental within the meaning of Section 401(a)(9)(G) of the Code and applicable Treasury regulations thereunder. Further, a Participant (other than a Participant who is a "five-percent owner" (as defined in Section 416 of the Code) with respect to the Plan Year ending in the calendar year in which such Participant attains the age of 70 1/2) who attains age 70 in calendar year 1996, 1997, or 1998 may elect to defer commencement of benefits until no later than April 1 of the calendar year following the later of (A) the calendar year in which such Participant attains the age of 70 1/2 or (B) the calendar year in which such Participant terminates his employment with all Employers, provided, that such election is made by the later of the end of the calendar year in which such Participant attains age 70 1/2 or December 31, 1997.

        With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2002, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the regulations under Section 401(a)(9) of the Code that were proposed on January 17, 2001, notwithstanding any provisions of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) of the Code or such other date as may be specified in guidance published by the Internal Revenue Service.

        3.09 Notwithstanding any provision contained in this Article III to the contrary, any Participant who continues employment with the Employer beyond his Normal Retirement Date shall have his pension benefit payments actuarially increased to make up for the value of pension benefit payments not received during such period of continued employment and to the extent required, if at all, under Section 401(a)(9)(C)(iii) of the Code.

ARTICLE IV

DEATH BENEFITS PRIOR TO COMMENCEMENT OF PAYMENTS TO THE PARTICIPANT

        4.01 Except as otherwise provided in this Article IV, upon the death of, and prior to commencement of payment of benefits hereunder to, any married Participant entitled to a pension benefit under this Plan who has at least one Hour of Service or one hour of paid leave on or after August 23, 1984, a Qualified Survivor Annuity shall be paid to his surviving spouse.

        4.02 If an annuity for the life of the surviving spouse of a Participant described in Section 4.01, which annuity is the actuarial equivalent (determined on the basis of the actuarial assumptions utilized in establishing the factors set forth in Schedule A) of such Participant's Accumulated Contributions, is greater in amount than the Qualified Survivor Annuity described in Section 4.01, then such greater annuity shall be paid to the Participant's surviving spouse in lieu of the Qualified Survivor Annuity.

        4.03 If a Qualified Survivor Annuity is not required to be in effect with respect to a Participant described in Section 4.01, either because he has no surviving spouse or because he has, with the required written consent of his surviving spouse, effectively elected to waive the Qualified Survivor Annuity:

          (a)  Such Participant shall, if he was then eligible to retire early pursuant to Section 3.04 but had not effectively selected an optional form of benefit, be deemed to have retired early on the first day of the calendar month in which his death occurs and to have chosen as his early retirement benefit the normal form of benefit commencing on such date. The designated Beneficiary of the Participant or, if none, the Participant's estate shall be paid, in a lump sum, the greater of (i) the lump sum equivalent shown on Schedule A of the 120 monthly pension payments certain, determined as of the Participant's deemed early retirement date, or (ii) the amount of such Participant's Accumulated Contributions, if any; except that in either case the designated Beneficiary may elect, within 120 days after the date of death of the Participant, that in lieu of such lump sum payment there shall be paid to such Beneficiary (i) any form of survivor benefit described in Section 3.03 which shall be actuarially equivalent in value to such lump sum payment as determined pursuant to the factors shown on Schedule A or (ii) a payment of such lump sum amount in periodic installments including an amount of interest at the rate used in computing the factors shown on Schedule A.

          (b)  If such a Participant had either (i) given notice of his intention to retire early pursuant to Section 3.04 or (ii) retired early but died prior to the effective date of commencement of payments to him of his benefits hereunder, and had effectively selected an optional form of benefit, payment of benefits after his death shall be made in accordance with any form of benefit he may have selected as though payment of benefits to him had commenced on the first day of the calendar month coinciding with or next following his death. If such form of benefit payable after the Participant's death has a lump sum equivalent (determined pursuant to the actuarial assumptions utilized in computing the factors set forth on Schedule A) which is less than the Participant's Accumulated Contributions on the date of his death, then an amount equal to such Accumulated Contributions (if any) shall be paid to the Participant's designated Beneficiary or, if none, to the Participant's estate, in lieu of such form of benefit.

          (c)  If the employment of such a Participant terminates by reason of his death and such Participant would have been entitled to a deferred vested benefit if his employment had terminated for other reasons, or if a Participant dies after his employment terminates and while he is entitled to a deferred vested benefit but before payment to him of his benefit hereunder commences, the designated Beneficiary of the Participant or, if none, his estate, shall receive a lump sum benefit; except that the designated Beneficiary of the Participant may elect within 120 days after the death of the Participant to receive in lieu of such lump sum benefit (i) any form of survivor benefit described in Section 3.03 which shall be actuarially equivalent in value to such lump sum (as determined pursuant to the factors set forth on Schedule A) or (ii) a payment of such lump sum amount in periodic installments including an amount of interest at the rate used in computing the factors set forth on Schedule A. The amount of such lump sum benefit shall be the greater of (i) the lump sum equivalent computed as of the date of the Participant's death of the number of the vested monthly pension payments certain to which the Participant would have been entitled had he attained his Normal Retirement Date, determined in accordance with the factors set forth on Schedule A, or (ii) the amount of such Participant's Accumulated Contributions, if any.

          (d)  If such a Participant had continued in employment after attaining his Normal Retirement Date and had died prior to commencement of pension payments to him, benefits shall become payable in accordance with paragraph (a) or (b), as applicable, as though he were an early retiree to whom benefit payments had not yet commenced.

        The designated Beneficiary of a deceased Participant, who is entitled to a death benefit payable in accordance with this Section 4.03, may elect to defer commencement of payment of such benefit (subject to the requirements of the next following sentence) and may designate a secondary Beneficiary with respect to such benefit. Notwithstanding the foregoing provisions of this Section 4.03, the Participant's entire interest under the Plan shall be distributed not later than five years after the Participant's death, except to the extent that an election is made to receive distributions in accordance with (i) or (ii) below:

          (i)    if any portion of the Participant's benefit is payable to a designated Beneficiary, distribution may be made under an optional form of survivor benefit over the life of the designated Beneficiary or a period not to exceed the life expectancy of the designated Beneficiary, commencing not later than one year after the Participant's death; and

          (ii)  if the designated Beneficiary is the Participant's surviving spouse, distribution shall begin not later than the date on which the Participant would have attained age 70 1/2 had he survived to such date. If the spouse dies before payments begin, subsequent distribution shall be made as if the spouse had been the Participant.

        4.04 If a Participant otherwise described in Section 4.01 dies prior to the earliest date on which he could have effectively waived the Qualified Survivor Annuity pursuant to Section 1.24, the Participant's surviving spouse shall be entitled to elect, not later then 120 days after the death of the Participant (or, if sooner, prior to the date on which the Qualified Survivor Annuity would commence to be paid), to receive in lieu of such Qualified Survivor Annuity the survivor benefit described in Section 4.03(c) payable in any form permitted thereunder.

        4.05 Notwithstanding the foregoing provisions of this Article IV, if at a Participant's death the present value [determined using the actuarial assumptions specified in Schedule A] of a Qualified Survivor Annuity or other death benefit payable to the Participant's surviving spouse or designated Beneficiary is $5,000 or less, then a lump-sum payment equal to such present value shall be paid to such spouse or Beneficiary, in lieu of any other benefit under the Plan, as soon as practicable following the Participant's death.

ARTICLE V

BENEFITS ON WITHDRAWAL OR ON TERMINATION OF EMPLOYMENT

        5.01(a)A Participant who has not reached his Vesting Date will be permitted to withdraw his Accumulated Contributions (if any) at any time. If such withdrawal was made prior to June 1, 1981, such Participant ceased to be a Participant from the date of the withdrawal to the earlier of the date the Participant elected to reparticipate in the Plan or June 1, 1981. A Participant who has reached his Vesting Date but who has neither attained his Normal Retirement Date nor become entitled to elect early retirement will at or after termination of his employment be permitted to withdraw all of his Accumulated Contributions (if any), and, at his election, shall be permitted to withdraw, while employed, that portion of his Accumulated Contributions which had accumulated up to June 1, 1977. Such Participant will not be permitted to withdraw any of his post-June 1, 1977 Accumulated Contributions at any time while employed. A Participant who has attained his Normal Retirement Date or who has become entitled to elect early retirement will not be permitted to withdraw his Accumulated Contributions at any time thereafter, whether he is then employed or his employment has terminated.

        Notwithstanding the foregoing provisions of this Section 5.01(a), if the present value [determined using the actuarial assumptions specified in Schedule A] of the Participant's nonforfeitable accrued benefit exceeds $5,000, then any withdrawal of Accumulated Contributions by a married Participant must be paid in the form of a Qualified Joint and Survivor Annuity unless the request for withdrawal is accompanied by a waiver by the Participant of the application of the Qualified Joint and Survivor Annuity with respect to the withdrawal and is consented to by the Participant's spouse in a writing that is executed at the time of such withdrawal, that acknowledges the effect of such waiver of the Qualified Joint and Survivor Annuity with respect to such withdrawal and that is witnessed by a notary public or Plan representative.

          (b)  A Participant who withdraws his Accumulated Contributions while still employed and who has not reached his Vesting Date at the date as of which such withdrawal is made shall be permitted, but not required, to repay all, but not less than all, of the Accumulated Contributions so withdrawn with interest at the rate of 5% per annum (or at such other rate as may be permitted by the Secretary of the Treasury or his delegate pursuant to Section 411(c)(2)(C) of the Code) for the period from receipt of his Accumulated Contributions to the date of repayment. The benefits of a Participant who makes such a repayment of Accumulated Contributions shall be determined by treating the period with respect to which the contributions previously made had been withdrawn as a period during which the Participant participated in the Plan.

          If a Participant's withdrawal of his Accumulated Contributions occurred prior to June 1, 1981, the period prior to June 1, 1981 during which such Participant did not contribute following the date as of which his Accumulated Contributions were withdrawn up to the earlier of the date of any reparticipation or June 1, 1981 shall be treated as a period during which the Participant declined to participate in the Plan. If a Participant made a withdrawal of Accumulated Contributions prior to June 1, 1981 and again participated in the Plan following the date of such withdrawal but does not make a repayment of the withdrawn Accumulated Contributions with interest, such Participant's benefits shall be determined by treating both (i) the period with respect to which any contributions previously made had been withdrawn and (ii) the period prior to June 1, 1981 during which the Participant did not contribute following the date as of which his Accumulated Contributions were withdrawn up to the date of reparticipation as a period during which the Participant declined to participate in the Plan.

          (c)  A Participant who, having reached his Vesting Date and while still employed, withdraws his pre-June 1, 1977 Accumulated Contributions, shall retain his entitlement to the Employer-provided portion of his benefit which would have been retained by him if his Service had terminated on the date as of which such withdrawal is made as well as the portion of his benefit provided by his unwithdrawn Accumulated Contributions. The retained benefit shall be equal to the total benefit which would have been retained by the Participant if his Service had terminated on the date as of which his withdrawal is made, less the actuarial equivalent of the withdrawn Accumulated Contributions, determined pursuant to the actuarial assumptions utilized in computing the factors set forth in Schedule A. Such a Participant shall not be permitted to repay his withdrawn Accumulated Contributions and restore the benefit attributable thereto and, upon attaining his Normal Retirement Date or Early Retirement Date, or the date specified in Section 5.02 in the case of his termination of employment prior to retirement, he shall be entitled to receive a benefit equal to the sum of such retained benefit and an additional benefit, if any, the amount of which shall be determined based on his Years of Service and period of participation following the date of withdrawal. In no event, however, shall the total benefit of such a Participant exceed the benefit to which he would have been entitled if he had not withdrawn his Accumulated Contributions reduced by the actuarial equivalent of such withdrawn Accumulated Contributions as determined above.

          (d)  The benefits of a Participant who prior to June 1, 1976 withdrew his Accumulated Contributions while still employed (and whose employment with all Employers had not terminated prior to his reparticipation in the Plan) and who is a Participant in the Plan on June 1, 1989 (regardless of the date on which his reparticipation began) shall be determined under Section 3.01 as though he declined to participate in the Plan for a period calculated from the date he was first eligible to do so to the date of reparticipation.

        5.02 A Participant whose employment with all Employers terminates, other than by death or retirement, after his Vesting Date shall be entitled to receive, beginning at his Normal Retirement Date, the full amount of his accrued benefit attributable to Employee and Employer contributions as determined pursuant to Section 3.01 unless he effectively elects to receive his Accumulated Contributions, if any, in which event he will remain entitled to the portion of his benefit attributable to Employer contributions computed in accordance with regulations promulgated by the Secretary of the Treasury or his delegate. Distribution of such Accumulated Contributions to a married Participant shall be made in the form of a Qualified Joint and Survivor Annuity unless the Participant effectively elects not to take a Qualified Joint and Survivor Annuity in the manner prescribed under Section 1.23, in which case distribution shall be made in a lump-sum payment.

        A Participant who has not attained his 55th birthday and whose employment with all Employers terminates, other than by death or retirement, after he has completed 15 or more Years of Service shall be entitled to elect a Pension Starting Date by written notice filed with the Committee not earlier than 90 days nor later than 30 days prior to such date, which shall be the day of his 55th birthday if such day is the first day of a calendar month, otherwise the first day of any subsequent calendar month not beyond his Normal Retirement Date. Such a Participant will not be permitted to withdraw his Accumulated Contributions, if any, after he reaches his 55th birthday. The amount of such Participant's pension shall be determined pursuant to Section 3.01 and shall be reduced by 5/12ths of one percent for each month by which the Pension Starting Date precedes the first day of the month coinciding with or next following the Participant's 62nd birthday, and such reduction shall continue in effect throughout the entire period for which such pension is payable.

        Notwithstanding the foregoing provisions of this 5.02, if at a Participant's termination of employment with all Employers, the present value [determined using the actuarial assumptions specified in Schedule A] of the Participant's accrued benefit is $5,000 or less, then a lump-sum payment equal to such present value shall be paid to the Participant, in lieu of any other benefit under the Plan, as soon as practicable following his termination of employment with all Employers.

        5.03 A Participant whose employment terminates at or after his Normal Retirement Age shall be entitled to receive 100% of the amount of his accrued benefit and shall not be permitted to withdraw his Accumulated Contributions, if any.

        5.04 The following rules shall apply in the event of termination of employment with all Employers and rehire (which shall for this purpose mean the performance of an Hour of Service for an Employer following such termination of employment):

          (1)  Eligibility. If the rehired Employee had at the time of termination of his employment a vested right to a benefit derived from Employer contributions by reason of his prior Service, he shall be eligible to reparticipate in the Plan as of the date of his rehire. If the rehired Employee at the time of termination of his employment did not have a vested right to a benefit derived from Employer contributions by reason of his prior Service, he shall be eligible to reparticipate in the Plan as of the date of his rehire if at such date he has at least one Year of Service preserved for him pursuant to Section 1.30; otherwise he shall be eligible to reparticipate in the Plan in accordance with Section 2.01 as if he were a newly hired Employee.

          (2)  Accrual of Benefits.

            (a)  If the rehired Employee had not reached his Vesting Date at the date of termination of his employment, has received a distribution of his Accumulated Contributions (if any), and is not treated upon rehire as a new Employee under the rules set forth in Section 1.30, the amount of his benefit payable under Article III shall be determined by treating the period with respect to which any contributions previously made had been withdrawn as a period during which the Employee declined to participate, unless he makes the repayment described in paragraph (b).

            (b)  A rehired Employee described in paragraph (a) shall be permitted, but not required, to repay to the Plan the amount of his Accumulated Contributions so withdrawn by him plus interest thereon at the rate of 5% per annum (or such other rate as may be permitted by the Secretary of the Treasury or his delegate pursuant to Section 411(c)(2)(C) of the Code) for the period from receipt of his Accumulated Contributions to the date of repayment.

            (c)  If the rehired Employee had reached his Vesting Date at the date of termination of his employment prior to rehire and reparticipation in the Plan, all of his Years of Service prior to and after rehire shall be taken into account in determining the amount of his benefits under Article III, but the amount of his benefits as so computed shall be reduced by the actuarial equivalent of the amount of any lump-sum payment of his accrued benefit pursuant to Section 3.07 or 5.02 or any Accumulated Contributions distributed to him by reason of his termination of employment, determined pursuant to the actuarial assumptions utilized in computing the factors set forth in Schedule A.

            (d)  Any Plan benefits of a rehired Employee which were in pay status at the date of his rehire shall be suspended as of the first calendar month during which such Employee performs 40 or more Hours of Service, subject to the requirements of Section 3.08, and the benefit payable to him on subsequent termination of employment shall be recomputed on the basis of all of his Years of Service and periods of Plan participation whether occurring before or after the date of his rehire. The benefits of such an Employee shall be actuarially reduced to take account of any Plan benefit payment or payments received by such rehired Employee prior to the date of his rehire.

ARTICLE VI

CONTRIBUTIONS

        6.01 Contributions by Participants shall be neither required nor permitted after May 31, 1981.

        6.02 The cost of the benefits provided hereunder, to the extent not met by contributions by Participants prior to June 1, 1981 and Trust earnings, will be borne by the Employers. All amounts contributed by the Employers to the Trust shall represent irrevocable contributions to this Trust. It is the intention of each Employer to continue the Plan embodied herein indefinitely. The right to reduce or suspend its contributions hereunder is, however, necessarily reserved by each Employer. The liability of the Employers hereunder shall be limited to contributions actually made by them to the Trust, except as ERISA may otherwise require.

        The Plan embodied herein does not contemplate forfeitures. Nevertheless, in compliance with Section 401(a)(8) of the Code, it is hereby expressly provided that forfeitures, if any, arising from severance of employment, death or for any other reason shall not be applied to increase the benefits any Employee would otherwise receive under the Plan at any time prior to the termination of the Plan or a complete discontinuance of Employer contributions thereunder.

ARTICLE VII

AMENDMENT AND TERMINATION OF TRUST

        7.01 The Board may amend any or all of the provisions of this Trust and the Plan embodied herein at any time and from time to time on behalf of Forest and all Employers, provided however:

          (1)  that no amendment shall increase the duties or liabilities of the Committee without their written consent;

          (2)  that no amendment shall deprive any Participant or any Beneficiary of a deceased Participant of any of the benefits to which he is entitled under this Trust with respect to contributions previously made nor shall any amendment reduce an accrued benefit except as permitted by Section 411(d)(6) or 412(c)(8) of the Code;

          (3)  that no amendment shall provide for the use of funds or assets held under this Trust other than for the benefit of Employees and no funds contributed to this Trust or assets of this Trust shall ever revert to or be used or enjoyed by any Employer, except in the event of the termination of the Plan embodied herein and, in such event, only after satisfaction of all liabilities to all Participants and their Beneficiaries and if such reversion is permitted by ERISA; and

          (4)  that no amendment shall deprive an Insurer of any of its exemptions and immunities with respect to contracts or policies issued by it prior to receipt by the Insurer of notice of such amendment.

        7.02 The Board shall have the power to terminate this Plan or partially terminate this Plan at any time. Each Employer, including Forest, by appropriate action of its board of directors or noncorporate counterpart, may terminate this Plan at any time as to its Employees. Moreover, the Board may, in its sole discretion, terminate an Employer's Plan participation at any time. Upon termination or partial termination of the Plan, the rights of all affected Participants and Beneficiaries to benefits accrued to the date of such termination or partial termination to the extent funded as of such date shall be nonforfeitable. Upon termination of the Plan in its entirety, the Committee shall allocate all assets of the Plan available to provide benefits among the Participants and Beneficiaries of the Plan in the order provided below:

          (1)  First, to the portion of each Participant's accrued retirement benefit that is derived from his contributions to the Plan;

          (2)  Next, to each retirement benefit that became payable three or more years before the effective date of the termination and each retirement benefit that would have become payable as of the beginning of such three-year period if the Participant had retired prior thereto and his benefits had commenced in the form of an annuity under Section 3.01 as of the beginning of such period; provided, however, that each such retirement benefit shall be based on the provisions of the Plan in effect during the five-year period prior to the effective date of such termination under which such benefit would be the least, and provided, further, that the lowest retirement benefit being paid during the three-year period shall be considered the benefit payable during the three-year period;

          (3)  Next, to all other retirement benefits guaranteed under Title IV of ERISA determined without regard to Section 4022(b)(5) thereof;

          (4)  Next, to all other nonforfeitable retirement benefits under the Plan prior to the Plan's termination; and

          (5)  Last, to all other benefits under the Plan.

        The amount allocated to any benefit under any of the above paragraphs shall be properly adjusted for any allocation of assets with respect to that benefit under a prior paragraph.

        If the assets available for allocations under any of paragraphs 1 through 3 are insufficient to satisfy in full the benefits described in that paragraph, such assets shall be allocated pro rata among Participants and their Beneficiaries, on the basis of the value as of the termination date, of their respective benefits described in that paragraph.

        If the assets available for allocation under paragraph 4 are insufficient to satisfy in full the benefits described therein, the available assets shall be allocated to the benefits of individuals described in that paragraph on the basis of the benefits of such individuals that would have been covered by paragraph 4 under the Plan as in effect at the beginning of the five-year period ending on the date of Plan termination. If the assets available for allocation under the preceding sentence are sufficient to satisfy in full the benefits described therein, then, for purposes of the preceding sentence, benefits of individuals described in that sentence shall be determined on the basis of the Plan as amended by the most recent Plan amendment effective during such five-year period under which the assets available for allocation are sufficient to satisfy in full the benefits described in the preceding sentence, and any assets remaining to be allocated under such sentence shall be allocated under such sentence on the basis of the Plan as amended by the next succeeding Plan amendment effective during such period.

        Any assets remaining after the above allocations shall be distributed to the Employers if (i) all liabilities of the Plan to all Participants and Beneficiaries under the Plan have been satisfied, and (ii) such distribution does not contravene any provision of law. Notwithstanding the foregoing, if any assets of the Plan attributable to Employee contributions remain after all liabilities of the Plan to Participants and Beneficiaries have been satisfied, such assets shall be equitably distributed (as determined by the Committee in accordance with regulations of the Pension Benefit Guaranty Corporation then in effect) to the Employees who made the contributions or to their Beneficiaries.

        The amounts allocated in accordance with the foregoing shall be based on the actuarial assumptions applicable at the date of termination, as determined by the Committee in accordance with applicable regulations of the Pension Benefit Guaranty Corporation, and such amounts may be applied (subject to the limitations of Section 10.11) as of the date of termination to the purchase of annuities or to the payment of cash benefits to Participants and Beneficiaries to the extent permitted by regulations of the Pension Benefit Guaranty Corporation and approved by the Committee.

        Upon termination of the Plan and notwithstanding any other provisions of the Plan, the Plan termination benefit of any "highly compensated employee," as such term is defined in Section 414(q) of the Code, and any "highly compensated former employee," as such term is defined in Section 414(q)(9) of the Code, shall be limited to a benefit that is nondiscriminatory under Section 401(a)(4) of the Code and regulations promulgated thereunder.

        7.03 Any Employer may elect at any time, with the consent of Forest in the case of a subsidiary or affiliate, to segregate from further participation in the pension trust established hereby. Such Employer shall file with the Committee a document evidencing such election and its continuation of a trust in accordance with the provisions of this Trust Agreement as though such Employer were the sole creator thereof. In such event the Committee shall deliver to themselves as the Committee of such successor trust such part of the assets of the Trust as they may determine in accordance with applicable regulations to constitute the appropriate share of such Trust assets then held in respect of the participating Employees of the Employer making such election to segregate. Such formerly participating Employer may thereafter exercise in respect of such successor trust agreement all the rights and powers reserved to Forest under the provisions of this Trust Agreement. In a similar manner, any Employer may elect, with the consent of Forest in the case of a subsidiary or affiliate, to segregate the appropriate share of the assets of the Trust as shall be determined by the Committee in accordance with applicable regulations to be then held in respect of Employees in any division, plant, location or other identifiable group or unit of the business of such Employer, and the Committee shall hold such segregated trust assets in the same manner and for the same purpose as provided above in the event of the election of an Employer to segregate, and the Employer so electing shall have with respect to the said segregated trust assets and the trust agreement under which they are held the rights hereinabove provided for a segregated corporation.

        7.04 Unless the Employer involved elects to continue, with or without amendment, the Plan embodied herein for the benefit of some or all of its Employees, amounts allocated to a trust established pursuant to a segregation under Section 7.03 shall be allocated and distributed in the manner described in Section 7.02 in the event of termination of the Plan.

ARTICLE VIII

THE COMMITTEE

        8.01 The administration of the Plan and the responsibility for carrying out the provisions thereof shall be placed in the Committee. The members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board. The Committee shall have all powers necessary or proper for the purpose of administering the Plan and for the performance of its duties, including (but not by way of limitation) the discretionary authority to interpret the Plan and to determine eligibility to participate and receive benefits under the Plan, and such other powers hereinafter set forth or granted to the Committee from time to time by the Board. For purposes of ERISA, the Committee shall be the Plan "administrator" and shall be the "named fiduciary" with respect to the general administration of the Plan. The Committee shall also be the "named fiduciary" with respect to investment of the assets of the Trust.

        8.02 Subject to the provisions of the Plan, the Committee shall from time to time establish rules for the administration of the Plan and the transaction of its business. The determination or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation or application of the Plan and the rules for the administration of the Plan or the transaction of the Committee's business shall be final, conclusive and binding on all persons having an interest in the Plan. Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Committee, which procedures are hereby incorporated by reference as a part of the Plan.

        8.03 Each member of the Committee shall serve as a trustee of the Trust established under this Trust Agreement during the period of his or her membership on the Committee. The Committee members, in their capacity as trustees, shall hold all property received by them hereunder subject to the terms of this Trust Agreement and upon the uses and trusts and for the purposes herein set forth. The Committee shall be responsible only for such property as shall actually be received by them as trustees hereunder. Notwithstanding the foregoing, or any other provision of this agreement, the Committee may appoint a bank (as defined in the Investment Advisers Act of 1940) to act as investment manager of such portion of the assets held under this Trust as the Committee may determine from time to time, and may grant to such bank full discretionary authority to invest and reinvest and to manage, acquire and dispose of the assets subject to its management. Any such appointment of a bank as investment manager may be made pursuant to a trust agreement between the Committee and such bank, whereby the bank is appointed as trustee of an investment trust separate from the Trust hereunder, or may be made pursuant to an investment management and custodial agreement, whereby the bank is appointed as investment manager and custodian of Trust assets, but with title to the assets remaining in the Committee. In either case, the terms of any such appointment shall be such that the bank's authority or responsibility shall be limited to managing, investing and reinvesting the assets of the Trust transferred to it by the Committee, and shall provide for the return to the Committee of any part or all of the assets held by the bank upon request of the Committee, provided that the bank may be authorized to hold a reasonable reserve pending the settlement of its accounts. The relationship of the Committee to any such bank shall be that of named fiduciaries with authority to appoint a bank as investment manager, as trustee or otherwise, for the management of such of the assets held under this Trust as the Committee may make subject to its management. If such appointment is made pursuant to a trust agreement between the Committee and the bank, the bank shall be sole trustee of such trust; the Committee shall not be deemed to be co-trustees with the bank with respect to assets transferred to the bank for its management, nor shall the bank be deemed a co-trustee of the Committee, nor have any authority or responsibility with respect to any portion of the assets of this Trust not delivered to it for management.

        The Committee shall also have the authority to appoint an investment manager with the power to manage, acquire or dispose of any assets of the Trust (1) any person, firm or corporation registered as an investment adviser under the Investment Advisers Act of 1940, (2) any person, firm or corporation who is not registered as an investment adviser under such act by reason of paragraph (1) of Section 203A of such act, but who is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business, and, at the time it last filed the registration form most recently filed by it with such state in order to maintain its registration under the laws of such state, also filed a copy of such form with the Secretary of Labor, or (3) an insurance company qualified to do business under the laws of more than one state. The Committee may enter into appropriate agreements pertaining to any such appointment, including the authority to appoint a bank to act as custodian of the assets subject to the direction of an investment adviser.

        8.04 The Committee shall maintain accounts showing the fiscal transactions of the Plan, and shall keep in convenient form such data as may be deemed necessary for the administration of the Plan. The Committee shall prepare annually and present to the Board (or a committee of the Board designated by the Board) a report showing in reasonable summary the financial condition of the Trust and giving a brief account of the operations of the Plan for the year, and any further information which the Board (or such committee) may require. Such report shall be submitted to the Board (or the committee designated by the Board) and shall be filed in the records of the Committee.

        8.05 Whenever in the administration of the Plan any action by the Committee is required with respect to eligibility or classification of Employees or contributions or benefits, such action shall be uniform in nature as applied to all persons similarly situated, and no such action shall have the effect of discriminating in favor of officers, shareholders or highly compensated employees.

        8.06 No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree, the Board shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by ERISA or other applicable law, or required by the Employer, members of the Committee shall furnish bond or security for the performance of their duties hereunder.

        8.07 The Committee may invest any of the funds or property of this Trust in any type of property, either real or personal, including but not limited to life insurance or annuity contracts, either group or individual, in such form as the Committee may determine and in so doing shall not be limited to the classes of property authorized by the Probate, Estates and Fiduciaries Code of the Commonwealth of Pennsylvania, as amended, nor any other statute, rules or regulations of the Commonwealth of Pennsylvania or any other jurisdiction limiting the investments for the Committee or fiduciaries, but shall be subject to the applicable requirements of ERISA.

        Any of the statutes, rules or regulations of the Commonwealth of Pennsylvania or any other jurisdiction to the contrary notwithstanding, the Committee may lease or sublease real or personal property or assign a lease or sublease thereof or may take a lease, sublease or an assignment of a lease or sublease of such property for such period of time as the Committee shall deem necessary, convenient or desirable even though such period shall be in excess of any time limitation now or which may hereafter be provided for by law subject to any applicable requirements of ERISA.

        The Committee shall have full power and authority to purchase and/or to grant, bargain, sell, assign, transfer, convey, exchange or otherwise deal in or dispose of all types of property, whether real, personal or mixed, at such price or prices, upon such terms and with such reservations, restrictions, covenants and conditions (including the right to convey real property by a deed containing a covenant of special or general warranty) as the Committee in their absolute discretion shall deem desirable or advantageous to the Trust.

        The Committee shall have the authority and right to make commingled, collective or common investments; and to invest and reinvest all or any portion of the assets held under this Trust collectively with funds of other pension and profit sharing trusts exempt from tax under Section 501(a) of the Code by reason of qualifying under Section 401(a) of said Code, including, without limitation, power to invest collectively with such other funds through the medium of one or more of the common, collective or commingled trust funds which has been or may hereafter be established and maintained by the Committee or their affiliates. To the extent of the interest of this Trust in any such collective trust, the agreement or declaration of trust establishing such collective trust shall be deemed to be adopted and made a part of the Plan and Trust as if set forth in full herein. Specifically, the Committee may cause assets held under this Trust to be invested as a part of the funds created by the Master Trust Agreement dated June 1, 1990 between Forest Oil Corporation and State Street Bank and Trust Company (the "Master Trust Agreement"), and any such assets added to such funds at any time shall be subject to all of the provisions of the Master Trust Agreement as the same may be amended from time to time. Further, the Committee may cause assets held under this Trust to be invested as a part of the funds created by the Clay Finlay Group Trust Agreement, and any such assets added to such funds at any time shall be subject to all of the provisions of the Clay Finlay Group Trust Agreement as the same may be amended from time to time. For the purposes herein, the Master Trust Agreement and the Clay Finlay Group Trust Agreement, as amended from time to time, are adopted as and made a part of the Plan and Trust.

        8.08 The Committee may consult with legal counsel, who may be counsel for an Employer or its own corporate counsel, with respect to the meaning or construction of this Trust Agreement or obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall be fully protected with respect to any action taken or omitted by them in good faith pursuant to the advice of such counsel.

        8.09 Except for willful misconduct or willful breach of this Trust, no member of the Committee shall incur any liability for any act or any failure to act pursuant to this Trust except as ERISA may otherwise require. To the maximum extent permitted by law, Forest shall indemnify and hold harmless each member of the Committee against any loss or damage which any member of the Committee may sustain or incur as such member of the Committee with respect to the Plan and this Trust.

        8.10 The Committee shall deduct from and charge against the Trust assets any taxes paid by them, which may be imposed upon the Trust assets or the income thereof, or which the Committee is required to pay upon or with respect to the interest of any person therein.

        8.11 All expenses incurred in connection with the administration of this Trust, including but not limited to the compensation of the members of the Committee, administrative expenses and proper charges and disbursements of the Committee, and compensation and other expenses and charges of any actuary, legal counsel, accountant, specialist or other person employed by the Committee, shall be paid from the Trust unless paid by the Employers; provided, however, that the members of the Committee shall receive no compensation except as ERISA may permit.

        8.12 The Committee shall keep full accounts of all of their receipts and disbursements. The Committee's books and records with respect to the Trust assets shall be open to inspection by the Employers. Any Participant may demand a record of the Committee's accounts with respect to his participation but shall have no right to inquire as to accounts with respect to other persons.

ARTICLE IX

THE INSURER

        9.01 No Insurer shall be considered to be a party to this Trust Agreement or to have any responsibility for the validity of this Trust Agreement, or for any action taken by the Committee. Any Insurer shall be fully protected in dealing with the Committee as sole owner of any policies or contracts held under the Trust. Any Insurer shall be fully protected in accepting premium payments from the Committee and in making payment of any amounts to the Committee or in accordance with their directions, without liability to see to the application of any such payments; and shall be fully protected in accepting documents or other written instructions signed by any one of the members of the Committee as if such documents or other instructions had been signed by all of the members of the Committee.

        9.02 Any Insurer shall be fully protected from any liability in assuming that the Trust has not been amended or terminated until notice of any amendment or termination of the Trust has been received by such Insurer at its home office. No amendment to the Trust shall deprive any Insurer of any protection except as to policies or contracts issued by it after receipt at its home office of notice of the terms of such amendment.

        9.03 Any Insurer shall be fully protected in dealing with the persons who are members of the Committee according to the latest notification received by such Insurer at its home office.

ARTICLE X

MISCELLANEOUS PROVISIONS

        10.01  This Trust is created for the exclusive benefit of Employees of the Employers and their Beneficiaries and shall be interpreted in a manner consistent with its being an Employees' Trust as defined in Section 165(a) of the 1939 Internal Revenue Code. This section cannot be altered or amended.

        10.02  The reference to Section 165(a) of the 1939 Internal Revenue Code in the preceding section shall be deemed to refer to Section 401(a) of the Code and any corresponding provision of subsequent internal revenue laws of the United States.

        10.03  Under no circumstances shall any funds contributed to this Trust or any assets of this Trust ever revert to, or be used or enjoyed by the Employer, nor shall any such funds or assets ever be used other than for the benefit of Employees of the Employer hereunder, or their Beneficiaries. This section cannot be altered or amended.

        10.04  The preceding Section 10.03 shall not apply to distributions to the Employers in the event of termination of this Trust and the Plan embodied herein after satisfaction of all liabilities to the Participants and their Beneficiaries as permitted by Article VII of this Trust Agreement and by ERISA.

        10.05  Neither the Employers nor the Committee shall be responsible for the validity of any policies or contracts or for the failure on the part of any Insurer to make any payments or provide any benefit under any policy or contract, or for the action of any person or persons which may render any policy or contract invalid or unenforceable. Neither the Employers nor the Committee shall be responsible for any inability to perform or delay in performing any act occasioned by any restriction or provisions of any policy or contract or imposed by any Insurer or by any other person. In case it becomes impossible for an Employer or the Committee to perform any act under this Trust, that act shall be performed which in the judgment of the Committee will most nearly carry out the intent and purpose of this Trust. All parties to this Trust or in any way interested herein shall be bound by any acts performed under such conditions.

        10.06  All parties to this Trust and all persons claiming any interest whatsoever hereunder agree to perform any and all acts and execute any and all documents and papers which may be necessary or desirable for the carrying out of this Trust or any of its provisions.

        10.07  If the indefinite continuance of this Trust would be in violation of the law, then this Trust shall continue for the maximum period permitted by law and shall then terminate, whereupon distribution of its assets shall be made as herein provided.

        10.08  This agreement shall be binding upon the parties hereto and upon the heirs, executors, administrators, successors and assigns of any and all parties hereto present and future.

        10.09  This Trust shall not be construed as creating any contract of employment between any Employer and any Employee or any right to continuation of employment.

        10.10  Except as may be required under applicable law, no Participant shall have the right to alienate or assign benefits provided under this Trust. If any Participant shall attempt to alienate or assign such benefits or should such benefits be subject to attachment, execution, garnishment or other legal or equitable process, the Committee shall take the necessary steps so that such benefits shall not be available to the Participant, but shall be used by the Committee for the benefit of the Participant or paid to members of the Participant's family. The preceding sentence shall not prevent compliance by the Trust with any "qualified domestic relations order" (as defined in Section 414(p) of the Code) and certain judgments and settlements, and any such order, judgment or settlement shall be complied with by the Trust in accordance with the terms thereof.

        10.11  For purposes of this Section 10.11, the following terms shall have the following meanings:

          (1)  "Benefit" of a Participant includes (A) loans from the Plan in excess of the amounts set forth in Section 72(p)(2)(A) of the Code, (B) any periodic income from the Plan, (C) any Plan withdrawal values payable to a living Participant, and (D) any death benefits from the Plan not provided for by insurance on the Participant's life.

          (2)  "Current Plan Liabilities" means with respect to a Plan Year the amount described in Section 412(l)(7) of the Code for such Plan Year.

          (3)  "Restricted Participant" includes with respect to a Plan Year any Participant who during such Plan Year is (A) either a "highly compensated employee," as such term is defined in Section 414(q) of the Code, or a "highly compensated former employee," as such term is defined in Section 414(q)(9) of the Code, and (B) is one of the twenty-five most highly compensated nonexcludable employees and former employees, as defined in Treasury regulation Section 1.401(a)(4)-12, based on compensation, within the meaning of Section 414(s) of the Code, received from the Employer and other entities that are treated as a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code.

        Subject to the provisions of the following paragraph, the annual payments from the Plan to a Restricted Participant for a Plan Year may not exceed an amount equal to the annual payments that would be made on behalf of such Restricted Participant under (1) a single life annuity that is the actuarial equivalent (determined in accordance with the factors set forth in Schedule A) of the sum of (A) the Restricted Participant's accrued benefit under the Plan and (B) the Restricted Participant's Benefit under the Plan other than his accrued benefit and any Social Security supplement provided by the Plan and (2) any Social Security supplement provided by the Plan.

        The provisions of the preceding paragraph shall not apply if (1) after payment to a Restricted Participant of his Benefit, the value of the assets of the Trust equals or exceeds 110% of the value of Current Plan Liabilities, (2) the value of the Restricted Participant's Benefit is less than 1% of the value of Current Plan Liabilities before payment of the Restricted Participant's Benefit, or (3) the present value of the Restricted Participant's Benefit does not (and at the time of any prior distribution did not) exceed $5,000.

        10.12  No merger or consolidation with, or transfer of assets or liabilities of this Plan to, any other plan shall occur unless each Participant in this Plan would (if the plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then been terminated).

        10.13  Contrary Plan provisions notwithstanding, the benefit of a Participant under the Plan shall not exceed the maximum benefit permitted pursuant to Section 415(b) of the Code (as adjusted in accordance with the provisions of Section 415(d) of the Code). For purposes of this limitation, a Participant's "compensation" shall include his earned income, wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with the Employer, but shall exclude the following: (i) Employer contributions to a plan of deferred compensation which are not included in the Participant's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension to the extent such contributions are deductible by the Participant, or any distributions from a plan of deferred compensation; (ii) amounts realized from the exercise of nonqualified stock options, or when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (iii) amounts realized from the sale, exchange or other disposition of stock acquired under an incentive stock option; and (iv) other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that such items are not includible in the Participant's gross income); provided, however, a Participant's "compensation" for purposes of this limitation shall include the Participant's elective deferrals (as defined in Section 402(g)(3) of the Code), any amount which is not includable in the gross income of the Participant by reason of Section 125 or 457 of the Code, and any amounts that are not includable in the gross income of a Participant by reason of the application of Section 132(f) of the Code. Notwithstanding the foregoing, the "compensation" of any Participant taken into account for purposes of this limitation shall be limited in accordance with the provisions of Section 401(a)(17) of the Code.

        For purposes of determining whether the Plan benefit of a Participant exceeds the limitations provided in this Section 10.13, all defined benefit plans of the Employer are to be treated as one defined benefit plan and all defined contribution plans of the Employer are to be treated as one defined contribution plan. In addition, all defined benefit plans and defined contribution plans of all other entities which, together with the Employer, are considered to be a single employer under Section 414(b), (c), (m) or (o) of the Code (as modified by Section 415(h) of the Code) shall be aggregated for this purpose. Notwithstanding the foregoing, a multiemployer plan (as defined in Section 414(f) of the Code) shall not be combined or aggregated with this Plan for purposes of applying the compensation limitation of Section 415(b)(1)(B) of the Code for any limitation year beginning after December 31, 2001.

        For purposes of this Section 10.13, the "limitation year" (as that term is defined in Treasury regulation Section 1.415-2(b)) shall be the calendar year.

        10.14  This Trust shall be construed according to the provisions of ERISA and, to the extent not preempted thereby, according to the laws of the Commonwealth of Pennsylvania.

        10.15  This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have all or any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The preceding sentence notwithstanding, a Distributee may elect a Direct Rollover pursuant to this Section only if such Distributee's Eligible Rollover Distributions during the Plan Year are reasonably expected to total $200 or more. Furthermore, if less than 100% of the Participant's Eligible Rollover Distribution is to be a Direct Rollover, the amount of the Direct Rollover must be $500 or more. Prior to any Direct Rollover pursuant to this Section, the Distributee shall furnish the Committee with a statement from the plan, account, or annuity to which the benefit is to be transferred verifying that such plan, account, or annuity is, or is intended to be, an Eligible Retirement Plan. No less than thirty days and no more than ninety days before the date a distribution under the Plan is made, the Committee shall inform the Distributee of his Direct Rollover right pursuant to this Section.

        10.16  Notwithstanding any provision of the Plan to the contrary, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

ARTICLE XI

TOP-HEAVY RULES

        11.01  For purposes  of this Article XI:

          (1)  "Aggregation Group" means (a) each plan maintained by an Employer (as defined in this Section 11.01) in which a Key Employee is a Participant, and (b) each other plan maintained by an Employer which enables any plan described in clause (a) above to meet the requirements of Section 401(a)(4) or 410 of the Code. The Committee, in its sole discretion, may also include within an Aggregation Group any other plan maintained by an Employer if such group would continue to meet the requirements of Sections 401(a)(4) and 410 of the Code with such plan being taken into account.

          (2)  "Key Employee" means any Employee or former Employee (including any deceased Employee) who, at any time during the Plan Year containing the Determination Date, was:

            (a)  an officer of an Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002);

            (b)  a five-percent (5%) owner of an Employer; or

            (c)  a one-percent (1%) owner of an Employer having annual compensation greater than $150,000 for such Plan Year.

          For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

          (3)  "Non-Key Employee" means any Employee or former Employee who is not a Key Employee.

          (4)  For purposes of paragraphs (2) and (3) preceding and Section 11.02 hereof, a Beneficiary of a Key Employee shall be treated as a Key Employee, and a Beneficiary of a Non-Key Employee shall be treated as a Non-Key Employee.

          (5)  "Employer" means each Employer and any other company which, together with such Employer, is considered to be a single employer under Section 414(b), (c), (m) or (o) of the Code.

          (6)  "Determination Date" means as to any plan the last day of the preceding plan year or, in the case of the first plan year of any plan, the last day of such plan year. For the purpose of making the determinations required under Section 11.01(1), plans in the Aggregation Group will be considered as of the Determination Date for each such plan falling within the same calendar year.

        11.02(a)  This Article XI shall apply for any Plan Year if as of the Determination Date:

            (1)  The Plan is not part of an Aggregation Group and the present value of the cumulative accrued benefits for Key Employees exceeds sixty percent (60%) of the present value of the cumulative accrued benefits for all Participants under the Plan; or

            (2)  The Plan is part of an Aggregation Group and the sum of (A) the aggregate of the accounts of Key Employees under all defined contribution plans in the Aggregation Group, and (B) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans in the Aggregation Group, exceeds sixty percent (60%) of the sum of (X) the aggregate of the accounts of all Participants under all defined contribution plans in the Aggregation Group, and (Y) the present value of the cumulative accrued benefits for all Participants under all defined benefit plans in the Aggregation Group.

            (b)  For purposes of determining the account or the present value of the accrued benefit of any Participant for a Plan Year, such amount shall be increased by the aggregate distributions made to such Participant from such plan (including a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code) during a one-year period (or, in the case of a distribution made for a reason other than separation from service, death or disability, a five-year period) ending on the Determination Date. Rollovers and plan-to-plan transfers shall be taken into account to the extent required under regulations promulgated by the Secretary of the Treasury or his delegate.

            (c)  For purposes of paragraph (a), if for any Plan Year a Participant is a Non-Key Employee, but such Participant was a Key Employee for a prior Plan Year, the accrued benefit or account of such Participant shall not be taken into account.

            (d)  For purposes of paragraph (a), the accrued benefits and accounts of any individual who has not performed services for any Employer at any time during the one-year period ending on the Determination Date shall not be taken into account.

            (e)  The present value of accrued benefits for purposes of this Section 11.02 shall be based on the actuarial assumptions utilized in establishing the factors set forth in Schedule A.

            (f)    The accrued benefit of a Non-Key Employee for purposes of this Section 11.02 shall be determined (i) under the method which is used for accrual purposes for all plans of the Employer, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under Section 411(b)(1)(C) of the Code.

        11.03  If this Article XI applies to the Plan for any Plan Year, then notwithstanding the provisions of Article V, the percentage of vested interest in the portion of a Participant's accrued benefit attributable to Employer contributions shall not be less than the appropriate percentage set forth below:

Years of Vesting Service	Percentage of Vested Interest
Less than 2 years	0%
2	20%
3	40%
4	60%
5	80%
6 years or more	100%

        Such Participant's non-forfeitable accrued benefit shall not be less than the greater of (A) his non-forfeitable accrued benefit determined without regard to this Section 11.03 or (B) his non-forfeitable accrued benefit determined pursuant to this Section 11.03 as of the last day of the last Plan Year in which this Article XI applies to the Plan. If this Article XI ceases to apply to the Plan, each Participant with three or more Years of Vesting Service (determined as of the first day of the Plan Year in which this Article XI ceases to apply) shall have his non-forfeitable accrued benefit determined in accordance with the schedule contained in this Section 11.03 if such schedule results in a higher non-forfeitable accrued benefit than that otherwise determined under this Plan.

        11.04  If this Article XI applies to the Plan for any Plan Year, the accrued benefit of each Non-Key Employee, when expressed as an annual benefit in the form of a life annuity commencing at Normal Retirement Age, shall not be less than the lesser of:

          (a)  two percent (2%) for each of such Non-Key Employee's Years of Service accrued on or after the Plan Year commencing after December 31, 1983, for which this Article XI was applicable, multiplied by the numerical average of such Non-Key Employee's greatest aggregate compensation (as defined for purposes of Section 10.13) for the period of consecutive Years of Service (not exceeding 5) accrued on or after the Plan Year commencing after December 31, 1983, during which this Article XI was applicable, or

          (b)  twenty percent (20%) multiplied by the numerical average of such Non-Key Employee's greatest aggregate compensation (as defined for purposes of Section 10.13) for the period of consecutive Years of Service (not exceeding 5) accrued on or after the Plan Year commencing after December 31, 1983, during which this Article XI was applicable.

        For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and this Section 11.04, any service with the Employer shall be disregarded in determining an Employee's Years of Service to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Section 410(b) of the Code) no Key Employee or former Key Employee.

        IN WITNESS WHEREOF, Forest has caused these presents to be executed and the individual parties hereto have hereunto set their hands on this the 13th day of August, 2002, effective as of the day and year first above written.

TRUSTEES	FOREST OIL CORPORATION
Forest D. Dorn	By:	Robert S. Boswell Chairman and Chief Executive Officer
David H. Keyte
Joan C. Sonnen
Newton W. Wilson, III

SCHEDULE A
ACTUARIAL ASSUMPTIONS

        Except as hereinafter provided, "Actuarial Equivalence" shall mean equity in value of expected payments based on the table (and the assumptions used therein) set forth on page 2 of this Schedule A. Notwithstanding the foregoing, (1) for purposes of determining (i) the amount of a lump sum payment and (ii) the present value of a benefit under Section 3.07, Section 4.05, the second paragraph of Section 5.01(a), and the third paragraph of Section 5.02, assumptions based on the Applicable Mortality Table and the lesser of 6% or the Applicable Interest Rate shall be utilized, and (2) except as otherwise required by applicable law, with respect to the adjustment for Section 415 limitations pertaining to annuity payments commencing before or after a Participant's "social security retirement age" (as defined in Section 415(b)(8) of the Code), an interest rate assumption of 5% shall be utilized.

        For purposes of the preceding paragraph, (1) the term "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury pursuant to Section 415(b)(2)(E)(v) of the Code, and (2) the term "Applicable Interest Rate" means the annual rate of interest on 30-year Treasury securities for the look-back month preceding the first day of the stability period. For purposes of this paragraph, the "look-back month" shall be the second month preceding the first day of the stability period, and the "stability period" shall be the Plan Year in which the particular benefit payment is made or commences.

A-1

FOREST OIL CORPORATION
CONVERSION FACTORS FOR MONTHLY BENEFITS
PAYABLE UNDER AN OPTIONAL FORM

Based on Age Nearest Birthday at Payment Commencement

					Life and 5-Year Certain and Life
	Joint and Survivor Factors*
Age Nearest Birthday
	100%	75%	66 2/3%	50%	Life	5-Year
55.858		.895	.909	.936	1.021	1.015
56.854		.893	.907	.936	1.023	1.017
57.851		.891	.905	.935	1.026	1.019
58.848		.890	.904	.935	1.029	1.021
59.846		.888	.904	.936	1.033	1.024
60.843		.887	.903	.936	1.037	1.027
61.841		.887	.903	.938	1.041	1.030
62.840		.887	.904	.940	1.047	1.034
63.839		.888	.906	.943	1.053	1.039
64.840		.890	.908	.947	1.060	1.044
65.841		.893	.912	.952	1.068	1.050
66.843		.897	.916	.958	1.078	1.056
67.846		.901	.922	.965	1.088	1.063
68.850		.908	.929	.974	1.100	1.072
69.855		.915	.938	.983	1.114	1.081
70.862		.924	.946	.995	1.129	1.091
71.871		.934	.958	1.008	1.146	1.102
72.881		.947	.971	1.023	1.165	1.114
73.893		.961	.985	1.039	1.186	1.127
74.907		.978	1.002	1.058	1.209	1.141
75.923		.995	1.022	1. 080	1.235	1.157
76.941		1.016	1.044	1.104	1.265	1.175
77.961		1.040	1.069	1.132	1.298	1.193
78.984		1.066	1.097	1.163	1.334	1.213
79	1.010	1.095	1.127	1.197	1.374	1.233
80	1.038	1.127	1.161	1.233	1.417	1.255
81	1.069	1.162	1.197	1.270	1.463	1.277
82	1.103	1.200	1.236	1.316	1.513	1.300
83	1.140	1.241	1.279	1.362	1.568	1.324
84	1.181	1.286	1.326	1.412	1.626	1.348
85	1.225	1.335	1.376	1.465	1.689	1.374

*
If beneficiary is older or younger than the Employee, for each such additional year older or younger, adjust above factor by:

	100%	75%	66 2/3%	50%
a) Each Age Older	+.010	+.008	+.007	+.006
b) Each Age Younger	-.008	-.007	-.006	-.005

A-2

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  Exhibit 10.1